Exhibit 10.4

JOURNAL MEDIA GROUP, INC.
TRANSITION CREDIT PLAN
(as Amended and Restated May 11, 2015)

ARTICLE I.    INTRODUCTION

1.1
In General. Journal Media Group, Inc. hereby establishes the Journal Media Group, Inc. Transition Credit Plan, effective as of the Effective Date, pursuant to the Employee Matters Agreement. The Plan is maintained to provide for the payment of certain amounts originally credited to Former Scripps Nonqualified Plan Participants under the Scripps Transition Credit Plan.

1.2	Purpose.

(a)
In accordance with the terms and conditions of the Employee Matters Agreement, effective as of the Distribution Time, each Former Scripps Nonqualified Plan Participant who participated in the Scripps Transition Credit Plan immediately prior to the Distribution Time shall cease to participate in the Scripps Transition Credit Plan and shall have no further rights under the Scripps Transition Credit Plan. Effective as of the Effective Date (or effective as of the Transition Period End Date, as applicable with respect to Former Scripps Nonqualified Plan Participants who participated in the Scripps Transition Credit Plan immediately prior to the Distribution Time and who become Former Scripps Nonqualified Plan Participants after the Newspaper Merger Effective Time), each Former Scripps Nonqualified Plan Participant who participated in the Scripps Transition Credit Plan immediately prior to the Distribution Time shall automatically participate, and be a “Participant” in the Plan, and Journal Media Group, Inc. will assume, and fully perform, pay and discharge all liabilities, when such liabilities become due, of the Plan with respect to Former Scripps Nonqualified Plan Participants (“Assumed Amounts”). For purposes of the Plan, Assumed Amounts shall include such amounts credited to Transferring Scripps Employees pursuant to Section 6.03 of the Employee Matters Agreement.

(b)
The Assumed Amounts credited to Accounts hereunder shall remain subject to the same elections and Beneficiary designations that were controlling under the Scripps Transition Credit Plan immediately prior to the Newspaper Merger Effective Time (or, with respect to Transition Period Services Providers who participated in the Scripps Transition Credit Plan immediately prior to the Distribution Time and who become Former Scripps Nonqualified Plan Participants after the Newspaper Merger Effective Time, as of the Transition Period End Date) for the remainder of the period or periods for which such elections or designations are by their original terms applicable. The immediately preceding sentence shall apply to investment elections and Beneficiary designations only to the extent that such elections or designations are available under the Plan on and after the Newspaper Merger Effective Time or the Transition Period End Date, as applicable.

1.3
No Future Transition Credits. Except as otherwise provided pursuant to Section 6.03 of the Employee Matters Agreement, no Participant shall be entitled to any Transition Credits with respect to any service or compensation commencing for any periods after the Closing Date.

ARTICLE II.    DEFINITIONS

Capitalized terms used in the Plan that are not defined herein shall have the meaning set forth in the Employee Matters Agreement or the Master Transaction Agreement. For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

“Account” means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to the Plan. The Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

“Affiliated Group” means the Company and each Subsidiary.

“Assumed Amounts” has the meaning given such term in Section 1.2 hereof.

“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire amount credited to his Account.

“Beneficiary Designation Form” means the form established from time to time by the Committee or its designee (in a paper or electronic format) that a Participant completes and submits to the Company in accordance with such terms and conditions as may be established by the Committee or its designee.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlled Group” means (a) the Company, and (b) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

“Committee” means the committee appointed to administer the Plan. Unless and until otherwise specified, the Committee under the Plan shall be the Company’s Compensation Committee, or its designee.

“Company” means Journal Media Group, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Journal Media Group, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

“Effective Date” means immediately prior to the Distribution Time as such term is defined in the Master Transaction Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement, by and among The E.W. Scripps Company, Desk Spinco, Inc., Desk NP Operating, LLC, Journal Communications, Inc., Boat Spinco, Inc., and Boat NP Newco, Inc., dated as of July 30, 2014.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Master Transaction Agreement” means the Master Transaction Agreement, by and among The E. W. Scripps Company, Scripps Media, Inc., Desk Spinco, Inc., Desk NP Operating, LLC, Desk NP Merger Co., Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc., Boat NP Merger Co., and Boat NP Newco, Inc., dated as of July 30, 2014.

“Participant” means each Former Scripps Nonqualified Plan Participant who participated in the Scripps Transition Credit Plan immediately prior to the Distribution Time.

“Plan” means the Journal Media Group, Inc. Transition Credit Plan as set forth herein and as from time to time in effect.

“Scripps Transition Credit Plan” means the document entitled Scripps Transition Credit Plan, as the same may be amended from time to time.

“Separation from Service” means a termination of employment with the Controlled Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any member of the Controlled Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

“SRIP” means the Scripps Retirement & Investment Plan, as amended, or its successor.

“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

“Transition Credit” has the meaning given to such term in Section 4.1 hereof.

“Transition Credit Contribution” means a Transition Credit Contribution as defined under the SRIP.

ARTICLE III. PARTICIPATION; ACCOUNTS

3.1.	Participation. Each Participant shall participate in the Plan.

3.2
Beneficiaries. Subject to Section 1.2(b) of the Plan, each Participant shall file a Beneficiary Designation Form with the Committee no later than the date or dates specified by the Committee. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 3.2, then his Beneficiary shall be his estate.

3.3
Accounts. The Committee shall establish and maintain an Account for each Participant. A Participant’s Account shall be credited with Transition Credits in accordance with Article IV hereof. A Participant’s Account thereafter shall be credited with gains, losses and earnings as provided in Article V hereof and shall be debited for any payments made to the Participant as provided in Article VI hereof.

ARTICLE IV. TRANSITION CREDITS

4.1
Amount of Credit. Pursuant to Section 6.03 of the Employee Matters Agreement and effective as of the Effective Date, there shall be credited to each Participant’s Account an amount (a “Transition Credit”) equal to the excess, if any, of:

(a)	the Transition Credit Contribution that would have been made under the SRIP on behalf of the Participant had his or her employment with Scripps continued from the

Distribution Time until December 31, 2015 (assuming that the rate of the Participant’s eligible quarterly compensation for such period equals the rate in effect for the calendar quarter ending December 31, 2014, excluding any one-time or annual payments, such as annual incentives) if (i) the limitations imposed by Sections 401(a)(17) of the Code and Section 415 of the Code did not apply, and (ii) the definition of “compensation” used in the SRIP included the Participant’s voluntary deferrals of compensation under Scripps Executive Deferred Compensation Plan (or its successor), over

(b)	the Transition Credit Contribution actually made under the SRIP on behalf of the Participant for such period in accordance with Section 4.01(d) of the Employee Matters Agreement).

4.2	Vesting. Each Participant’s Account shall be fully vested and non-forfeitable at all times.

4.3	Duration. In no event shall an Participant receive a Transition Credit with respect to any service or compensation commencing for any periods after the Closing Date.

ARTICLE V. CREDITING OF EARNINGS, GAINS AND LOSSES TO ACCOUNTS

Each Participant’s Account will be credited with earnings, gains and losses based on such procedures as may established (and modified) from time to time by the Committee, in its sole discretion. Such procedures may include the crediting of earnings based upon an interest rate or notional investment option selected by the Committee from time to time, or the Committee, in its sole discretion, may establish procedures for the crediting of earnings, gains and losses based on investment directions made by Participants. By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions (to the extent permitted by the Committee hereunder) in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto.

ARTICLE VI. PAYMENTS

6.1
Date of Payment of Account. Except as otherwise provided in this Article VI, the vested amounts credited to a Participant’s Account shall be paid to the Participant (or his Beneficiary in the event of the Participant’s death), in a single lump sum, within 45 days after the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the Participant’s death).

6.2
Discretionary Acceleration of Payments. The Committee may, in its sole discretion, accelerate the time of a payment under the Plan to a time otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death) unless otherwise provided in Treasury Regulation Section 1.409A-3(j).

6.3
Delay of Payments. The Committee may, in its sole discretion, delay the time or form of payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

6.4
Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VI, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

6.5
Discharge of Obligations. The payment to a Participant or his Beneficiary of the vested amounts credited to his Account in a single lump sum pursuant to this Article VI shall discharge all obligations of the Company to such Participant or Beneficiary under the Plan with respect to that Account.

ARTICLE VII. ADMINISTRATION

7.1
General. The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. In general, the Committee shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries.

7.2
Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any Transition Credits or any earnings thereon in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. The Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of amounts credited to a Participant’s Account under the Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, their directors, officers, employees, advisors, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount credited to a Participant’s Account under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3
Claims Procedure. Any person who believes he is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Committee. If any claim for benefits filed by any person under the Plan (the “claimant”) is denied in whole or in part, the Committee shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than 90 days from the date the claim for benefits was filed or, if special circumstances require an extension, within 180 days of such date. The notice issued by the Committee shall be written in a manner calculated to be understood by the claimant and shall include the following: (a) the specific reason or reasons for any adverse benefit determination, (b) the specific Plan provisions on which any adverse benefit determination is based, (c) a description of any further material or information which is necessary for the claimant to perfect his claim and an explanation of why the material or information is needed, and (d) an explanation of the Plan’s claim review procedure and time limits applicable to the Plan’s claim review procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

ARTICLE VIII. AMENDMENT AND TERMINATION

8.1
General. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board. Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan to the Company. In no event shall any such action by the Board or Committee adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or the

Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code.

8.2
Payments Upon Termination of Plan. Except as otherwise provided in Section 6.2, in the event that the Plan is terminated, the vested amounts allocated to a Participant’s Sub-Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.

ARTICLE IX. MISCELLANEOUS

9.1
Non-Alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (a) assignable or transferable in any manner; (b) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process; or (c) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 6.2 hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under the Plan to an “alternate payee” as defined in Section 414(p) of the Code.

9.3	Interest of Participant.

(a)
The obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company to make payments from its general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company or any other member of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing future employment to Participants. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company, and if applicable, the other members of the Affiliated Group.

(b)
In the event that, in the sole discretion of the Committee, the Company purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

9.4
Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any other member of the Affiliated Group or the officers, employees or directors of the Company or any other member of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

9.5
Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.6	Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Wisconsin.

9.7
Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume the Plan. The Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of the Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

9.8	Withholding of Taxes.

(a)	The Company may withhold or cause to be withheld from any payments under the Plan all federal, state, local and other taxes as shall be legally required.

(b)
The Company may, in its sole discretion, deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant (other than deferred compensation within the meaning of Section 409A of the Code) any taxes required to be withheld with respect to the crediting of the Transition Credits, including social security and Medicare (FICA) taxes. In lieu of such deductions from other compensation, the Company may, in its sole discretion, require a Participant to promptly pay to the Company any such taxes that must be withheld upon the crediting or vesting of any Transition Credits.

9.9
Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

9.10
Headings; Interpretation. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

9.11
Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by its duly authorized officer, this _____ day of May, 2015.

JOURNAL MEDIA GROUP, INC.

By:
Name:	Timothy E. Stautberg
Title:	President and Chief Executive Officer